Exhibit 6.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of July ___, 2024, by and between (i) MY RACEHORSE CA LLC, Series Smart Shopping 21, a Nevada series limited liability company (“Seller”), and (ii) GAINESWAY THOROUGHBREDS LTD., a Kentucky corporation (“Purchaser”).

RECITALS

A.Seller is the sole owner of the Thoroughbred colt SEIZE THE GREY (gr. c. 2021) by ARROGATE out of SMART SHOPPING by SMART STRIKE (the “Colt”).

B.Purchaser has agreed to purchase from Seller and Seller has agreed to sell to Purchaser an undivided 90% interest (the “Breeding Interest”) in and to the Breeding Qualities (as defined herein) in accordance with the terms and conditions contained in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals, the mutual covenants, conditions, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of the Breeding Interest. At Closing (as defined herein) Seller shall sell the Breeding Interest to Purchaser and Purchaser shall purchase the Breeding Interest from Seller upon the terms and conditions contained in this Agreement. Purchaser is not purchasing any Racing Qualities (as defined herein) and the Racing Qualities of the Colt shall, subject to the terms of this Agreement, remain the sole property of Seller.

For purposes of this Agreement, the term “Racing Qualities” shall mean any and all racing qualities attributable to the Colt, including any and all ownership rights with respect to the Colt during the Colt’s racing career, the right to receive income from racing, including, without limitation, purse money, bonuses and incentives attributable to the Colt during his racing career, the right to participate in the management of the Colt’s racing career, the obligation to pay expenses attributable to the training, care, maintenance and upkeep of the Colt during his racing career, including, without limitation, all training expenses, farrier expenses, veterinary expenses, transportation expenses, entry fees, and trainer, jockey, agent and other fees and expenses attributable to the Colt during his racing career, the right to receive trophies and other prizes from the Colt’s racing career, and the right to otherwise deal in or with the Colt with respect to racing matters throughout his racing career. Notwithstanding anything contained in this Agreement to the contrary, immediately upon the retirement of the Colt from racing in accordance with this Agreement, the Racing Qualities shall automatically extinguish, any and all right, title and interest in and to the Racing Qualities shall automatically become eliminated and the Breeding Qualities shall represent the entire ownership interest in and to the Colt, all without any further action on behalf of Seller, Purchaser or any third party. Immediately upon the retirement of the Colt from racing, Seller shall cause the Jockey Club Certificate of Foal Registration for the Colt (whether in physical or electronic form, as applicable) to be duly endorsed by Seller or if applicable by the duly appointed Certificate Manager for the Colt, together with all other information necessary or appropriate to effectuate the transfer of the registration of the Colt to Purchaser and delivered to Purchaser.

For purposes of this Agreement, the term “Breeding Qualities” shall mean any and all breeding qualities attributable to the Colt, including any and all ownership rights with respect to the Colt following the Colt’s retirement from racing, the right to breed mares to the Colt, the right to manage the breeding career of the Colt following the Colt’s retirement from racing, the right to sell nominations, receive income and otherwise deal with the Colt at all times following the Colt’s retirement from racing and the obligation to pay expenses attributable to the care, keep and management of the Colt following its retirement from racing, in each case in accordance with and subject to this Agreement. Following the Colt’s retirement from racing, the Breeding Qualities shall constitute the entire ownership in and to the Colt without any further action on behalf of Seller, Purchaser or any third party.

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2. Purchase Price for the Breeding Interest. Subject to any adjustments set forth in Section 3 below, the purchase price for the Breeding Interest shall equal the product of: (a) the valuation of the entire Breeding Qualities of the Horse of $3,500,000, subject to the Valuation Adjustments set forth in Section 3 (the “Valuation”), multiplied by (b) 90% (such amount, the “Base Purchase Price” and together with any Purchase Price Adjustments (as defined herein), collectively, the “Purchase Price”). The Base Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Seller on July 20, 2024.

3. Purchase Price Adjustments. In the event any of the conditions set forth in this Section 3 occur, the Valuation shall be increased by the amounts set forth in this Section 3 (each of which shall be referred to as a “Valuation Adjustment” and collectively, the “Valuation Adjustments”) and the Purchase Price shall be increased by the amounts equal to the applicable Valuation Adjustment multiplied by 90% (each of which shall be referred to as a “Purchase Price Adjustment” and, collectively, the “Purchase Price Adjustments”). Purchaser shall pay each Purchase Price Adjustment earned by the Colt, if any, by wire transfer of immediately available funds to an account designated by Seller within seven (7) business days following the date in which the purse applicable to such Purchase Price Adjustment is distributed to Seller. If the Colt is disqualified from any of the races in which a Purchase Price Adjustment is earned as a result of testing positive for any banned substances or performance enhancing drugs or testing above any permitted medication threshold levels which provide for a disqualification by any racing authority having jurisdiction over the Colt before the applicable Purchase Price Adjustment has been paid, Purchaser shall not be obligated to pay the applicable Purchase Price Adjustment. If the Colt is disqualified from any of the races in which a Purchase Price Adjustment is earned as a result of testing positive for any banned substances or performance enhancing drugs or testing above any permitted medication threshold levels which provide for a disqualification by any racing authority having jurisdiction over the Colt after the applicable Purchase Price Adjustment has been paid, then within seven (7) days after the disqualification becomes final (including being upheld after appeal, if any), Seller shall refund Purchaser the applicable Purchase Price Adjustment so paid.

3.1 2024 Travers Stakes Win. In the event the Colt is declared the Official Winner (as defined herein) of the 2024 Grade I Travers Stakes, the Valuation shall be increased by an amount equal to $3,000,000.

3.2 2024 Breeders’ Cup Classic Win. In the event the Colt is declared the Official Winner of the 2024 Grade I Breeders’ Cup Classic, the Valuation shall be increased by an amount equal to $4,000,000.

3.3 Other 2024 Grade I Win. In the event the Colt is declared the Official Winner of any Grade I Stakes Race (as defined herein) in 2024 for which the Colt does not otherwise earn a Valuation Adjustment pursuant to this Section 3, the Valuation shall be increased by an amount equal to $2,000,000 for the first Grade I Stakes Race in 2024 in which the Colt is declared the Official Winner and an amount equal to $1,000,000 for each additional Grade I Stakes Race in 2024 in which the Colt is declared the Official Winner. For the avoidance of doubt, if the first Grade I Stakes Race in 2024 in which the Colt is declared the Official Winner after Closing is either the 2024 Grade I Travers Stakes or the 2024 Grade I Breeders’ Cup Classic, the Valuation Adjustment shall be the amount provided in Section 3.1 or Section 3.2, as applicable, and the Valuation Adjustment provided for in this Section 3.3 shall not apply with respect to such race. In addition, notwithstanding the foregoing, if the Colt is declared the Official Winner of a Grade I Stakes Race in 2024 more than once following Closing, the applicable $1,000,000 Valuation Adjustment set forth in this Section 3.3 shall not apply if such race is either the 2024 Grade I Travers Stakes or the 2024 Grade I Breeders’ Cup Classic.

3.4 2024 Eclipse Award for Champion Three Year Old Colt. In the event the Colt is awarded the Eclipse Award for Champion Three Year Old Colt for the 2024 racing year, the Purchase Price shall be increased by an amount equal to $1,000,000.

For purposes of this Agreement, the term “Official Winner” shall mean the horse that crosses the finish line first and is placed first in the official order of finish in the applicable race by the stewards of the racetrack where the applicable race is conducted after consideration of any inquiry or objection and there is no subsequent change in the official order of finish via purse redistribution or otherwise.

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For purposes of this Agreement, the term “Grade I Stakes Race” shall mean a race conducted on dirt in the United States of America that is classified as a Grade I Stakes Race by the Graded Stakes Committee of the Thoroughbred Owners and Breeders Association.

4. Conditions Precedent. Purchase and sale of the Breeding Interest and Purchaser’s obligation to pay Seller the Purchase Price shall be subject to the following conditions precedent:

4.1 Veterinary Examination. Purchaser shall cause veterinarians of its choosing to examine the Colt. The results of each such veterinary examination shall be acceptable to Purchaser in its sole discretion.

4.2 Physical Examination. Purchaser shall cause representatives of its choosing to examine the Colt. The results of each such physical examination shall be acceptable to Purchaser in its sole discretion.

4.3 Insurability. At Closing, the Colt shall be fully insurable for congenital first year infertility, all risks of mortality and against permanent infertility as a result of accident, sickness and disease (AS&D), insurance with underwriters acceptable to Purchaser at standard rates.

4.4 No Positive Test Results. At Closing, the Colt shall not have tested positive for any banned substances or performance enhancing drugs or tests above any permitted medication threshold levels which provide for a disqualification by any racing authority having jurisdiction over the Colt and no investigations or other actions shall have been conducted or ongoing concerning the use of any medication or performance enhancing drugs with respect to the Colt.

4.5 No Material Adverse Change. The Colt shall be in substantially the same condition at Closing as the Colt is at the time of the veterinary examinations and physical examinations.

4.6 Representations and Warranties. The representations, warranties and covenants of Seller contained in Section 5 shall be true and correct as of Closing.

4.7 Deliveries of Seller. All documents required to be delivered by Seller shall be executed and delivered by Seller at Closing.

5. Representations and Warranties of Seller. Seller hereby represents, warrants and covenants to Purchaser as follows:

5.1 Binding Obligation. This Agreement is a valid, binding obligation of Seller, enforceable in accordance with its terms.

5.2 Clear Title. Seller owns good and marketable title in and to the Breeding Interest which will be conveyed by the delivery of a bill of sale in the form attached hereto as Exhibit A (the “Bill of Sale”). There are no third parties who have any claims or interests in and to the Colt including, without limitation, any claims or rights to acquire the Colt or any interest therein, any claims or rights to any income earned by the Colt during its breeding career or any claims or rights to any rights to breed mares to the Colt at any time in the future other than as set forth in this Agreement. There are no rights of first refusal, options to purchase, transfer restrictions or other contractual or other limitations on the ability of Seller to transfer the Breeding Interest as set forth herein or for Purchaser to acquire the Breeding Interest as set forth herein.

5.3 No Liens. There are no liens, claims, charges, pledges, leases, hypothecations, security or other interests or encumbrances on, against or in connection with the Breeding Interest or which will attach to the Breeding Interest, upon completion of the transactions described in this Agreement.

5.4 Pedigree. The pedigree of the Colt is as set forth in the Recitals.

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5.5 No Banned Substances. The Colt has not been administered any substances or medications which would cause the Colt to test positive for any banned substances or performance enhancing drugs or to test above any permitted medication threshold levels which provide for a disqualification by any racing authority or other governmental agency having jurisdiction over Seller, the Colt or its trainer and no investigations or other actions have been conducted or are ongoing concerning the use of any medications, banned substances or performance enhancing drugs with respect to the Colt.

5.6 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE HEALTH, PHYSICAL CONDITION OF THE COLT, ITS BREEDING SOUNDNESS, FERTILITY OR ANY OTHER MATTER AND IN PARTICULAR, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY DISCLAIMS SAME.

6. Representations and Warranties of Purchaser. Purchaser hereby warrants and represents to Seller that:

6.1 Binding Obligation. This Agreement is a valid, binding obligation of Purchaser, enforceable in accordance with its terms.

6.2 Purpose of Purchase. Purchaser is purchasing the Breeding Interest for breeding purposes only.

7. Covenants and Additional Agreements.

7.1 Retirement. Notwithstanding anything contained in this Agreement to the contrary, the Colt shall be retired from racing immediately following the conclusion of the 2024 Breeders’ Cup World Championships, unless the Colt is at that time Performing (as defined herein). In the event the Colt is then Performing, the Colt may be permitted to race in the 2025 Pegasus Stakes, unless Purchaser and Seller mutually agree to elect to continue to race the Colt in additional races thereafter. Notwithstanding the foregoing, if the Colt fails to finish in the top three placings in the official order of finish in two races following Closing, Purchaser may, in its sole discretion, elect to retire the Colt at such time. For purposes of this Agreement, the term “Performing” shall mean that, at any applicable time, in the Colt’s then most recent start, the Colt finished in the top three placings in the official order of finish or, alternatively, in the Colt’s then most recent start, the Colt finished less than one length behind the Official Winner in such race, unless otherwise mutually agreed upon by Purchaser and Seller.

7.2 Future Races. The Colt’s next start shall be the 2024 Grade II Jim Dandy Stakes, unless Purchaser and Seller mutually agree otherwise, or unless the Colt is unable to start in such race due to injury or illness on advice of the Colt’s trainer and attending veterinarian. Thereafter, and notwithstanding anything contained herein to the contrary, Purchaser and Seller shall mutually agree on any additional races the Colt shall be entered or race prior to the Colt’s retirement as provided for in Section 7.1; provided, however, that if the Purchaser and Seller are unable to agree as to a given start, the Purchaser and Seller shall provide Boyd Browning with their respective preference and Boyd Browning shall make the final decision as to the Colt’s next start from the options provided by Purchaser and Seller. Notwithstanding anything contained herein to the contrary, if the Colt is Performing prior to the 2024 Grade I California Crown, the Colt may be raced at Seller’s sole discretion in the 2024 Grade I California Crown and, provided the Colt wins the Grade I California Crown, regardless if the Colt is Performing prior to the 2025 Grade I Pegasus Stakes, the Colt may be raced in the Grade I 2025 Pegasus Stakes. Notwithstanding anything contained herein to the contrary, in the event the Colt races in 2025, including in the 2025 Pegasus Grade I Stakes or otherwise pursuant to this Agreement, all income and expenses associated with the Colt’s 2025 racing activities shall be shared and allocated equally (50% each) among Seller and Purchaser, provided, however, if the Colt wins the $5,000,000 bonus offered by 1st Racing to the Official Winner of the 2024 Grade I Preakness Stakes, the 2024 Grade I California Crown, and the 2025 Grade I Pegasus Stakes, such bonus shall be for the sole account of Seller.

7.3 Syndicate Agreement. During the Colt’s breeding career, it will stand at Gainesway Farm in accordance with the terms and conditions of the SEIZE THE GREY Syndicate Agreement in substantially the form attached hereto as Exhibit B (the “Syndicate Agreement”). Ownership of the Colt following Closing shall be governed by and shall be subject to the terms and conditions set forth in this Agreement and the Syndicate Agreement. Each of Purchaser and Seller agrees to execute and deliver the Syndicate Agreement at Closing.

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7.4 Breeding Rights. The Syndicate Agreement shall provide for a total of seven lifetime breeding rights (the “Breeding Rights”), two of which shall be reserved for D. Wayne Lukas, two of which shall be reserved for Experiential Squared, Inc., one of which shall be reserved for John Stuart, one of which shall be reserved for Matt Bowling and one of which shall be reserved for Brian Graves. Subject to a right of first refusal in favor of the owners of the Colt under the Syndicate Agreement, the Breeding Rights shall be fully transferable and may be sold or otherwise transferred. Each Breeding Right shall be the right to breed one (1) Thoroughbred mare to the Colt during each Northern Hemisphere breeding season in which the Colt stands at stud, which right shall be noncumulative from year to year, for the breeding lifetime of the Colt. Neither a Breeding Right nor any nomination attributable thereto may be sold or offered for sale at auction (either public or private) or on any listing or exchange service or in any manner where bids are solicited by the holder thereof without the approval of the Syndicate Manager which may be withheld in its sole discretion. Any nomination attributable to a Breeding Right not used in any Northern Hemisphere breeding season shall not carry over to any subsequent breeding season. The owner of any Breeding Right shall not have any ownership interest in the Colt and shall not pay any expenses of maintaining the Colt by reason of its ownership of the Breeding Right. In the event the Colt is sold in its entirety or moved to stand at stud at a different location in North America, the Breeding Rights shall be honored by the purchaser or the stallion farm and their respective successors and assigns. In the event the Colt is sold or moved to stand at stud outside the United States, the Breeding Rights shall terminate and the holder thereof shall not be entitled to any monetary compensation.

7.5 Restrictions on Transfer. Except as set forth in this Agreement, prior to the Effective Date (as defined in the Syndicate Agreement) of the Syndicate Agreement, Seller shall not sell, transfer or assign any interest in and to the Horse.

7.6 Sales Tax. Purchaser is purchasing the Breeding Interest for breeding purposes only. Purchaser and Seller believe an exemption from sales tax exists under applicable law. Purchaser and Seller agree to cooperate and take all reasonable actions to finalize purchase and sale of the Breeding Interest in a manner that qualifies for an exemption from any applicable sales tax.

7.7 Commissions. Should any person or entity be entitled to any commission as a result of the sale of the Breeding Interest pursuant hereto, payment of such amount shall be the sole responsibility of the party whose actions gave rise to the obligation to pay such amount, and each party agrees to indemnify and hold harmless the other party from and against any loss, damage, claim, cause of action, or expense (including without limitation reasonable attorneys’ fees) arising from the failure of such party to pay any such amount owing by such party under this Section 7.7. Purchaser and Seller represent and warrant each to the other that each have fully complied with the statutory requirements set forth in KRS 230.357 et seq. and agree to indemnify and hold harmless and indemnify the other for any liability incurred as a result the breach of this warranty by either Purchaser or Seller resulting in liability being assessed against the non-breaching party for the acts of the other found to have committed such breach.

8. Closing.

8.1 Place and Date of Closing; Risk of Loss. Closing of the purchase and sale of the Breeding Interest (the “Closing”) will be held within forty-eight (48) hours following the satisfaction of the conditions precedent set forth in Section 4, in Saratoga Springs, New York, at such date and time as the parties may mutually agree. Upon Seller’s delivery of the items set forth in Section 8.2 and Purchaser’s delivery of the items set forth in Section 8.3, the Closing will be completed and Purchaser shall be deemed to have accepted delivery of the Breeding Interest. Title to, and all risks of loss (including injury or mortality) with respect to the Breeding Interest will pass from Seller to Purchaser upon the completion of the Closing in accordance with this Section 8.

8.2 Deliveries of Seller. At Closing, Seller shall cause to be delivered:

(a) Bill of Sale. The Bill of Sale, duly executed by Seller;

(b) Syndicate Agreement. The Syndicate Agreement, duly executed by Seller; and

(c) Other Documents. Such other documents or instruments as Purchaser may reasonably request to consummate the Closing.

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8.3 Deliveries of Purchaser. At Closing, Purchaser shall deliver to Seller:

(a) Bill of Sale. The Bill of Sale, duly executed by Purchaser; and

(b) Syndicate Agreement. The Syndicate Agreement, duly executed by Purchaser and Gainesway Management Corporation (as Syndicate Manager); and

(c) Other Documents. Such other documents or instruments as Seller may reasonably request to consummate the Closing.

9. Confidentiality. Except as set forth in Section 10, neither Purchaser nor Seller shall disclose the existence of this Agreement, any terms or conditions of this Agreement or any information disclosed in connection with the negotiation, execution and delivery of this Agreement or the consummation of the transactions contemplated this Agreement (collectively, the “Confidential Information”) to any person or entity, except to such party’s respective officers, directors, employees, agents, representatives and advisors who: (a) need to know the Confidential Information to assist in the consummation of the transactions contemplated hereby; (b) are informed of the confidential nature of the Confidential Information; and (c) are subject to confidentiality duties or obligations to such Purchaser or Seller, as applicable, that are no less restrictive than the terms of this Section. Notwithstanding the foregoing, Purchaser may disclose this Agreement and its terms to third party purchasers in which Purchaser is selling Fractional Interests (as defined in the Syndicate Agreement) for purposes of such purchasers evaluating whether to purchase such Fractional Interests and either Purchaser or Seller may disclose the Confidential Information under applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”), provided that, prior to making such disclosure pursuant to a Legal Order, the party subject to such Legal Order shall provide the other party with: (x) to the extent not prohibited by applicable law or such Legal Order, prompt written notice of such requirement so that such party may seek a protective order or other remedy; and (y) reasonable assistance in opposing such disclosure or seeking a protective order or other limitations. In addition, notwithstanding the restrictions set forth in this Section, Purchaser may disclose the terms of this Agreement to potential third party purchasers for the purposes of selling Fractional Interests (as defined in the Syndicate Agreement) in and to the Colt under the Syndicate Agreement. Purchaser and Seller shall be responsible to the other and shall indemnify (including attorneys’ fees), defend and hold harmless the other, for any breach of this Section.

10. Press Releases and Public Announcements. Purchaser and Seller shall cooperate on the information to be contained in a joint press release to be issued at such time and in such manner as are determined by Purchaser and Seller. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other party. Notwithstanding the foregoing or the confidentiality provisions of Section 9, above, the Purchaser acknowledges and agrees that Seller has certain periodic reporting obligations under Rule 257 of the U.S. Securities Act of 1933, as amended (the “Securities Act’), which require disclosure and filing of this Agreement, the Syndicate Agreement, the exhibits thereto and the material terms thereof as well as a duty to Seller’s members to provide such material updates from time-to-time as may be required by its governing documents.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to Seller:	My Racehorse CA LLC, Series Smart Shopping 21
2546 Fortune Avenue, Suite 110
Lexington, KY 40509
Attention: Michael Behrens
Email: michael@myracehorse.com

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If to Purchaser:	Gainesway Thoroughbreds Ltd.
3750 Paris Pike
Lexington, KY 40511
Attention: Brian Graves
Email: brian.graves@gainesway.com

12. Miscellaneous.

12.1 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and/or oral, among such parties. All of the terms of this Agreement shall be binding upon the respective successors, heirs, legal representatives and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties and their respective heirs, successors, legal representatives and assigns.

12.2 Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof. Any shall any single or partial exercise of any right, remedy, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.3 Arbitration. If a disagreement exists among the parties to this Agreement concerning the Colt or relating to the relationships, rights, duties, or obligations under this Agreement (a “Dispute”), any one of the disputants may require the other parties to submit the Dispute to arbitration if good faith negotiations among the parties do not resolve the Dispute. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures: (a) all proceedings before the arbitrators shall be held in Fayette County, Kentucky or such other more convenient location as the arbitrator may select; (b) the arbitration shall be held before a single arbitrator who shall be designated in accordance with the Rules, provided such arbitrator shall have knowledge of and experience in the Colt industry; (c) the costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrator; (d) the award rendered by the arbitrator shall be final unless proven to be in manifest disregard of law, arbitrary and capricious, or completely irrational and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; and (e) the existence and resolution of the arbitration shall be kept confidential by the parties and by the arbitrator, except as required by law or may be necessary in connection with the enforcement of the award.

12.4 Governing Law and Submission to Jurisdiction. This Agreement and any and all other documents or instruments referred to herein shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Kentucky in each case located in the city of Lexington and county of Fayette, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, nothing contained in this Agreement shall limit or shall be construed to limit the arbitration provisions set forth in Section 12.3 and the parties hereto acknowledge and agree that such arbitration provisions are the sole and exclusive remedy of the parties with respect to any claims made under this Agreement or the transactions contemplated by this Agreement.

12.5 Counterparts and Facsimile and Email Signatures. This Agreement and any and all other documents or instruments referred to herein may be executed with counterparts signatures all of which taken together shall constitute an original without the necessity of all parties signing each documents. This Agreement may also be executed by signatures to facsimile or email transmittal documents in lieu of original or machine generated or copied documents.

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12.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement as a whole or any other provision therein.

12.7 Headings. The captions used in this Agreement are inserted only for the convenience of the parties and do not constitute a part of this Agreement.

12.8 Further Actions. Each party hereto agrees that such party will take or cause to be taken such further actions, and will execute, deliver and file, or cause to be executed, delivered and filed, such further documents, instruments and consents, as may be necessary or as may be reasonably requested by any other party in order to effectuate fully the purposes, terms and conditions of this Agreement and the Bill of Sale, whether before, at or after the date hereof.

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IN WITNESS WHEREOF, this Agreement has been executed by Seller and Purchaser effective as of the date first above written.

SELLER:	MY RACEHORSE CA LLC, Series Smart Shopping 21, a Nevada Series Limited Liability Company

By: Experiential Squared, Inc., a
Delaware corporation
Its: Manager

By:
	Name:	Michael Behrens
	Title:	Chief Executive Officer

PURCHASER:	GAINESWAY THOROUGHBREDS LTD.

By:
Name:
Title:

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EXHIBIT A

Bill of Sale

BILL OF SALE

THIS BILL OF SALE (the “Bill of Sale”) is made and entered into as of July 9, 2024, by and between (i) MY RACEHORSE CA LLC, Series Smart Shopping 21, a Nevada series limited liability company (“Seller”), and (ii) GAINESWAY THOROUGHBREDS LTD., a Kentucky corporation (“Purchaser”).

W I T N E S S E T H:

1. Sale of Breeding Interest. Subject and pursuant to the terms, provisions and conditions of that certain Purchase and Sale Agreement among the parties hereto dated effective as of July 3, 2024 (the “Agreement”), Seller hereby grants, conveys, transfers, bargains and sells to Purchaser an undivided 90% interest in and to the Breeding Qualities (as defined in the Agreement) of the Thoroughbred colt SEIZE THE GREY (gr. c. 2021) by ARROGATE out of SMART SHOPPING by SMART STRIKE (the “Colt”).

2. Representations, Warranties and Covenants. The representations, warranties and covenants of Seller and Purchaser set forth in the Agreement are incorporated by reference in this Bill of Sale as of the date of this Bill of Sale as if set forth in full herein.

3. Governing Law and Submission to Jurisdiction. This Agreement and any and all other documents or instruments referred to herein shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Kentucky in each case located in the city of Lexington and county of Fayette, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

4. Effect of Agreement. This Bill of Sale is not intended to modify, enlarge or restrict the rights and obligations of the parties to the Agreement, and, to the extent that any provision of this Bill of Sale is inconsistent with the Agreement, the provisions of the Agreement shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Bill of Sale has been executed by Seller and Purchaser effective as of the date first above written.

SELLER:	MY RACEHORSE CA LLC, Series Smart Shopping 21, a Nevada Series Limited Liability Company

By: Experiential Squared, Inc., a
Delaware corporation
Its: Manager

By:
	Name:	Michael Behrens
	Title:	Chief Executive Officer

PURCHASER:	GAINESWAY THOROUGHBREDS LTD.

By:
Name:
Title:

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EXHIBIT B

Syndicate Agreement

The SEIZE THE GREY Syndicate Agreement

i

Table of Contents

(continued)

ii

SEIZE THE GREY SYNDICATE AGREEMENT

THIS SEIZE THE GREY SYNDICATE AGREEMENT (the “Syndicate Agreement” or “Agreement”) is made and entered into as of July 9, 2024 (the “Effective Date”), by and among:

GAINESWAY MANAGEMENT CORPORATION, a Kentucky corporation with an address of 3750 Paris Pike, Lexington, Kentucky 40511 (“Syndicate Manager”);

MY RACEHORSE CA LLC, Series Smart Shopping 21, a Nevada series limited liability company with an address of 2456 Fortune Drive, Suite 110, Lexington, Kentucky 40509 (“MRH”); and

GAINESWAY THOROUGHBREDS LTD., a Kentucky corporation with an address of 3750 Paris Pike, Lexington, Kentucky 40511 (“Gainesway” and together with MRH, collectively the “Initial Owners” and each, individually, an “Initial Owner”); and

UNDERSIGNED, together with the Initial Owners and all other subscribers to the Syndicate who execute counterparts hereof (collectively, the “Syndicate Members” or “Members” and each, individually, a “Syndicate Member” or “Member”).

RECITALS

A.Initial Owners are the owners of the Breeding Qualities (as defined herein) of the Thoroughbred colt SEIZE THE GRAY (gr./ro. c. 2021) by ARROGATE out of SMART SHOPPING by SMART STRIKE (the “Stallion”) and MRH is the owner of the Racing Qualities (as defined herein) of the Stallion.

B.Initial Owners have agreed to form and by this Agreement will form a breeding syndicate dividing the ownership of the Stallion into forty (40) equal undivided fractional interests (the “Fractional Interests” or “Shares”).

C.The parties hereto have agreed to set forth the terms and conditions which govern the standing and development of the Stallion at stud for breeding purposes under the supervision and management of the Syndicate Manager in accordance with this Agreement.

D.MRH intends to continue the active training and racing of the Stallion, with, except as otherwise set forth in that certain Purchase and Sale Agreement dated as of July 3, 2024 between Gainesway and MRH (the “Purchase Agreement”), all decisions with respect to the racing and training of the Stallion to be made by MRH and all rights, duties, obligations and benefits applicable to the Racing Qualities to be for the account of MRH.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals, the mutual covenants, representations, warranties, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

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Article I
CREATION OF THE SYNDICATE

1.1 Ownership of the Stallion. Upon the Effective Date (as defined herein), ownership of the Breeding Qualities of the Stallion shall be established as consisting of forty (40) Fractional Interests, each of which represents an undivided one-fortieth (1/40th) interest in the Breeding Qualities of the Stallion, which shall be evidenced by copies of this Syndicate Agreement serially numbered 1 through 40, inclusive, as follows:

Gainesway	36 Fractional Interests
Nos. 1 through 36, inclusive

MRH	4 Fractional Interests
Nos. 37 through 40, inclusive

Upon the Effective Date, the Syndicate Manager shall issue and deliver the Fractional Interests Nos. 1-40, inclusive, to the Initial Owners as set forth above, to evidence the ownership interests established herein.

For purposes of this Agreement, the term “Breeding Qualities” shall mean any and all breeding qualities attributable to the Stallion, including any and all ownership rights of the Syndicate Members with respect to the Stallion following the retirement of the Stallion from racing, as evidenced by this Agreement, the right to breed mares to the Stallion, the right to participate in the management of the breeding career of the Stallion following the retirement of the Stallion from racing, the right to sell nominations, receive income and otherwise deal with the Stallion at all times following the retirement of the Stallion from racing and the obligation to pay expenses attributable to the care, keep and management of the Stallion following the retirement of the Stallion from racing, in each case in accordance with and subject to this Agreement. Following the Stallion’s retirement from racing, the Breeding Qualities shall constitute the entire ownership in and to the Stallion without any further action on behalf of Initial Owners, Syndicate Manager, any Syndicate Member or any third party.

For purposes of this Agreement, the term “Racing Qualities” shall mean any and all racing qualities attributable to the Stallion, including any and all ownership rights with respect to the Stallion during the Stallion’s racing career, the right to receive income from racing, including, without limitation, purse money, bonuses and incentives attributable to the Stallion during his racing career, the right to participate in the management of the Stallion’s racing career, the obligation to pay expenses attributable to the training, care, maintenance and upkeep of the Stallion during his racing career, including, without limitation, all training expenses, farrier expenses, veterinary expenses, transportation expenses, entry fees, and trainer, jockey, agent and other fees and expenses attributable to the Stallion during his racing career, the right to receive trophies and other prizes from the Stallion’s racing career, and the right to otherwise deal in or with the Stallion with respect to racing matters throughout his racing career. Notwithstanding anything contained in this Agreement to the contrary, in accordance with the Purchase Agreement, immediately upon the retirement of the Stallion from racing in accordance with this Agreement, the Racing Qualities shall automatically extinguish, any and all right, title and interest in and to the Racing Qualities shall automatically become eliminated and the Breeding Qualities shall represent the entire ownership interest in and to the Stallion, all without any further action on behalf of Initial Owners, Syndicate Manager, any Syndicate Member or any third party.

Each Fractional Interest shall be entitled to equal rights and privileges, and subject to equal duties and obligations with every other Fractional Interest, and shall be subject to all of the terms and conditions of this Agreement. Each such Fractional Interest shall not be capable of further division, except that a Fractional Interest may be owned jointly by two or more parties provided that all parties and their respective interests are identified to the Syndicate Manager and each such party executes a counterpart to this Agreement agreeing to be bound by the terms and conditions of this Agreement in form and substance satisfactory to the Syndicate Manager. Only a full Fractional Interest shall have any rights hereunder. If a Fractional Interest is held in the name of more than one person, each such person shall designate in writing to the Syndicate Manager one person who shall be the exclusive representative of such Syndicate Member for all purposes under this Agreement until such designation is revoked in writing by each person owning an interest in the Fractional Interest. The Syndicate Manager and the other Syndicate Members shall be entitled to rely upon, to act upon, and to take instructions with respect to such Fractional Interest from such designated person on behalf of the Fractional Interest and shall be fully protected in so relying and acting. In the event such persons do not designate a representative, the Syndicate Manager and the Syndicate Members shall be entitled to deal with and to accept, rely upon and act upon any information, instructions or facts represented by any one of such persons and shall be fully protected in so relying and acting. If a Fractional Interest is held by a corporation, limited liability company or partnership, the Syndicate Manager and the Syndicate Members shall be entitled to deal with, accept, rely upon and act upon any information, instructions or facts represented by any officer of the corporation, member of the limited liability company or general partner of a general or limited partnership.

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1.2 Breeding Rights. Two lifetime Northern Hemisphere breeding rights to the Stallion (each, a “Breeding Right”) have been reserved for D. Wayne Lukas, two Breeding Rights have been reserved for Experiential Squared, Inc., one (1) Breeding Right has been reserved for John Stuart, one (1) Breeding Right has been reserved for Matt Bowling and one (1) Breeding Right has been reserved for Brian Graves. Subject to the provisions of Article VI, the Breeding Rights shall be fully transferable and may be sold or otherwise transferred. Each Breeding Right shall be the right to breed one (1) Thoroughbred mare to the Stallion during each Northern Hemisphere breeding season in which the Stallion stands at stud, which right shall be noncumulative from year to year, for the breeding lifetime of the Stallion. Neither a Breeding Right nor any nomination attributable thereto may be sold or offered for sale at auction (either public or private) or on any listing or exchange service or in any manner where bids are solicited by the holder thereof without the approval of the Syndicate Manager which may be withheld in its sole discretion. Any nomination attributable to a Breeding Right not used in any Northern Hemisphere breeding season shall not carry over to any subsequent breeding season. The owner of any Breeding Right shall not have any ownership interest in the Stallion and shall not pay any expenses of maintaining the Stallion by reason of its ownership of the Breeding Right. In the event the Stallion is sold in its entirety or moved to stand at stud at a different location in North America, the Breeding Rights shall be honored by the purchaser or the stallion farm and their respective successors and assigns. In the event the Stallion is sold or moved to stand at stud outside the United States, the Breeding Rights shall terminate and the holder thereof shall not be entitled to any monetary compensation.

1.3 Membership in Syndicate. Each person or entity which acquires a Fractional Interest shall become a Syndicate Member of the SEIZE THE GREY Syndicate and shall be bound by the SEIZE THE GREY Syndicate Agreement. The use of the term, “Syndicate” to refer to the aggregate of persons owning the Stallion as tenants in common under this Agreement is solely for convenience, and is not intended, and shall not be deemed to imply, that such Syndicate constitutes a partnership, association, legal person or jural entity.

1.4 Relationship of the Syndicate Members Inter Sese and to the Syndicate Manager. The relationship of the Syndicate Members among themselves shall be that of tenants in common of a chattel, the Stallion, the right to the possession of which shall be vested in the Syndicate Manager subject to the terms and conditions of this Agreement. The relationship of the Syndicate Members to the Syndicate Manager shall be that of principal and agent, with the agency of the Syndicate Manager being one that is coupled with an interest in the subject matter of the agency during any period in which the Stallion shall be maintained under the care of the Syndicate Manager. The Syndicate Members and the Syndicate Manager may engage in any other business venture of any nature, including, but not limited to, the ownership, management, training, racing, breeding, selling and purchasing of Thoroughbreds, including stallions and stallion prospects, none of which shall be considered to conflict with any duties hereunder, and neither the Syndicate, the Syndicate Manager nor any Syndicate Member shall have any right to such ventures or to the income and profits derived therefrom. Specifically, except as expressly set forth in this Agreement, or as the Syndicate Manager, and any Syndicate Members may otherwise agree in writing after the date hereof, neither the Syndicate Manager, any Syndicate Member or any of their respective affiliates shall be liable to the others for breach of any duty (contractual or otherwise) by reason of any such activities of or the participation of the Syndicate Manager, any Syndicate Member or any of their respective affiliates. The Syndicate Manager shall not be expected to devote itself exclusively to its duties as Syndicate Manager and the Syndicate Manager shall be expressly permitted to conduct any other business activities and to accept any other engagements, including, without limitation, the management of other stallions, the purchase, sale, racing, and breeding of Thoroughbred horses, or any one or more of them.

1.5 Effective Date of Syndicate. This Syndicate Agreement shall be effective on the Effective Date. For the avoidance of any doubt, until the Stallion is retired from racing, except as set forth in the Purchase Agreement, the Racing Qualities shall be exclusively owned and retained by MRH. Notwithstanding anything contained in this Agreement to the contrary, upon the date the Stallion is retired from racing and delivered to Gainesway, the Racing Qualities shall automatically extinguish, any and all right, title and interest in and to the Racing Qualities shall automatically become eliminated and the Breeding Qualities shall represent the entire ownership interest in and to the Stallion, all without any further action on behalf of the Owners. Any all the terms and conditions set forth herein shall become effective and binding as of the Effective Date except as otherwise provided herein.

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Article II
BREEDING ACTIVITIES OF STALLION

2.1 Place and Breeding of Stallion. Subject to the provisions of Sections 3.1 and 3.4, upon the Effective Date, the Stallion shall have been retired from racing and delivered to Gainesway and during its active breeding life, the Stallion shall stand at stud at Gainesway under the exclusive supervision, management and control of the Syndicate Manager until such time as the Syndicate Manager resigns or is removed, all pursuant to the terms of this Agreement.

2.2 Nominations. During the first four Northern Hemisphere breeding seasons the Stallion stands at stud pursuant to this Agreement, each Syndicate Member shall be entitled to two (2) free nominations for each Fractional Interest owned. Beginning in the fifth Northern Hemisphere breeding season in which the Stallion stands at stud pursuant to this Agreement, and for each Northern Hemisphere breeding season thereafter that the Stallion stands at stud under this Agreement, each Syndicate Member shall be entitled to one (1) free nomination for each Fractional Interest owned. For purposes of this Agreement, a nomination is the right to breed one (1) Thoroughbred mare to the Stallion in each annual breeding season. For purposes of this Agreement, the breeding season is deemed to be the normal and customary Northern Hemisphere Thoroughbred breeding season which begins on or about February 10 of each year and continues to approximately July 10 of each year. In the event the Stallion is bred to a Reduced Book (as defined in Section 2.5 below), the Reduced Book provisions shall apply and the Normal Book (as defined herein) shall be adjusted accordingly.

2.3 Use of Nominations. Once a mare has been covered by the Stallion in a breeding season, the nomination shall be deemed to have been used and no other mare may be substituted for breeding to the Stallion in that same year. Provided, however, with the approval of the Syndicate Manager, in its sole discretion, substitution of a mare may be permitted in the event of the death or breeding unsoundness of a mare previously covered by the Stallion if the mare has not been examined and found to be in foal. The Syndicate Manager may require such evidence and may condition approval upon such terms and conditions as Syndicate Manager shall, in its sole discretion, determine. Without the consent of the Syndicate Manager, no mare shall be covered by the Stallion more than five (5) times in any one breeding season on any nomination. For the purposes of this Agreement, a “double breeding” during any single estrous cycle shall count as one cover by the Stallion. There shall be no accumulation of nominations from year to year and any nomination not utilized in any breeding season shall be forfeited. There shall be no return to the Stallion for a mare bred to the Stallion that fails to produce a live foal, or for any other reason once the nomination has been used.

2.4 Normal Book. The normal book of mares to which the Stallion will be bred (the “Normal Book”) during the first four Northern Hemisphere breeding seasons in which the Stallion stands at stud pursuant to this Agreement shall be up to ninety five (95) mares, of which eighty (80) mares shall be bred on nominations attributable to the Syndicate Members, seven (7) mares shall be bred on the nominations attributable to the holders of the Breeding Rights and eight (8) mares shall be bred on the Syndicate Manager Nominations (as defined below). Beginning in the fifth Northern Hemisphere in which the Stallion stands at stud pursuant to this Agreement the Normal Book shall be fifty five (55) mares reflecting the reduction in the number of nominations attributable to each Fractional Interest from two (2) to one (1).

2.5 Reduced Book of Mares. Should the Syndicate Manager, after consultation and advice from an attending veterinarian, in its discretion determine that the Stallion may not be bred safely to the Normal Book of mares, the Syndicate Manager shall determine the number of mares to which the Stallion may be bred safely, and the Stallion shall be bred only to such reduced number of mares which shall be the “Reduced Book.” The Syndicate Members, Syndicate Manager and the holders of Breeding Rights shall be entitled to participate in a Reduced Book. The extent of their participation shall be determined by lot, and each Syndicate Member, the Syndicate Manager and the holders of Breeding Rights shall be entitled to one draw for each nomination to which they would otherwise be entitled in a Normal Book. Notice of the fact that there will be a Reduced Book, the number to which the book is to be reduced, and the time and place of the drawing shall be sent by the Syndicate Manager to each participant at least ten (10) days prior to the drawing. If the reduction in the book occurs after the beginning of the breeding season, any participant that has participated in the book before the reduction takes place shall be treated as if it had been included in the drawing and had drawn the right to a nomination for that breeding season.

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Each nomination drawn to participate in a Reduced Book shall be excluded from participating in any subsequent breeding season for which there is a Reduced Book until all eligible nominations have been drawn for participation in a Reduced Book. When the number of nominations that have not been excluded from participating in a Reduced Book is less than or equal to the number of mares available for drawing in the Reduced Book for any breeding season, a new Reduced Book shall be constituted for the balance of nominations for that breeding season. The provisions hereinabove set forth for determining participation in the Reduced Book shall apply.

2.6 Share and Syndicate Manager Nominations. The nominations derived from the Fractional Interests and the Syndicate Manager Nominations (collectively, the “Share and Syndicate Manager Nominations”) shall be subject to this Section. At the discretion of the Syndicate Manager, Share and Syndicate Manager Nominations and proceeds from the sale of Share and Syndicate Manager Nominations shall be pooled in accordance with the terms of this Section.

(a) Any Syndicate Member or the Syndicate Manager may notify the Syndicate Manager in writing prior to February 10 of each breeding season of such party’s intention not to use one or more of its Share and Syndicate Manager Nominations (“Designated Nominations”) in the forthcoming breeding season. If requested, the Syndicate Manager shall use commercially reasonable efforts to sell the Designated Nominations. Proceeds from the sale of Designated Nominations (“Designated Nomination Proceeds”) shall be pooled in accordance with this Section 2.6.

(b) In the event a Syndicate Member or the Syndicate Manager (a “Breeding Party”) utilizes one (1) or more Share and Syndicate Manager Nominations to breed to a Qualified Mare (as defined below) in which the Breeding Party owns a majority interest or sells such nomination independent of the Syndicate Manager and such breeding fails to produce a live foal capable of standing and nursing on its own (each, a “No Live Foal Used Nomination”), such Breeding Party will receive a cash distribution for such No Live Foal Used Nomination from the Designated Nomination Proceeds equal to the pro rata share of Designated Nomination Proceeds available based on the cumulative number of Designated Nominations so sold for that particular breeding season; provided, however, the distributions for each Live Foal Used Nomination shall not be greater than the advertised stallion service fee for the Stallion in such breeding season. . For purposes of this Agreement, a “Qualified Mare” is a mare which, unless otherwise approved in advance by the Syndicate Manager in its sole discretion: (i) is at least three (3) years of age as of January 1 of the calendar year of the breeding season, (ii) is younger than seventeen (17) years of age as of January 1 of the calendar year of the breeding season, (iii) is not sold, in whole or in part, while pregnant, (iv) is pregnant as of the January 1 of the calendar year of the breeding season with a last cover date for the pregnancy prior to June 1, (v) is not covered by prospective foal, in-utero foal or other insurance coverage with respect to the foal bred on the No Live Foal Used Nomination, and (vi) has not been barren or slipped her pregnancy in more than one (1) of the last three breeding seasons. Any proceeds remaining following the distribution of the proceeds from the sale or use of Share and Syndicate Manager Nominations under this Section 2.6, shall be deemed to constitute Excess Nomination Proceeds (as defined herein) and shall be used in accordance with Section 2.7.

(c) In the event a Syndicate Member or the Syndicate Manager (the “Designating Party”) requests that the Syndicate Manager sell the Designated Nominations, the Designating Party will receive a cash distribution for each Designated Nomination sold equal to the pro rata share of Designated Nomination Proceeds available following the distributions made pursuant to Section 2.6(b) above based on the cumulative number of Designated Nominations so sold.

2.7 Excess Nominations. In the event the Syndicate Manager, with the advice of the attending veterinarian, determines that the Stallion may be bred to mares in excess of the Normal Book, the Syndicate Manager may sell such additional nominations (the “Excess Nominations”) as it in its sole discretion determines. The proceeds from the sale of Excess Nominations (the “Excess Nomination Proceeds”) may, in the discretion of the Syndicate Manager, be used by the Syndicate Manager to pay for Syndicate Expenses (as defined in Section 4.2(b) below) and all or a portion of the Excess Nominations may be retained to establish a reasonable reserve for future Syndicate Expenses. In the event Excess Nomination Proceeds are available following any payment of Syndicate Expenses or a retention of any Excess Nomination Proceeds, the Syndicate Manager shall have the reasonable discretion to distribute any Excess Nomination Proceeds on a pro rata basis to Syndicate Members. The Syndicate Manager shall also have the reasonable discretion as to the timing of any distributions.

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2.8 Condition of Stallion and Mares. The Stallion shall not be bred at any time or under any circumstances or conditions when to do so would be injurious to the Stallion’s health, fertility or future breeding capacity, and the determination of the Syndicate Manager, respecting the same, shall be conclusive. Each mare nominated, offered for breeding or bred to the Stallion shall be in sound breeding condition and free from infection and disease, and the determination of the Syndicate Manager of the mare’s condition shall be conclusive.

2.9 Southern Hemisphere Breeding Activities. The Syndicate Manager may in its sole discretion breed the Stallion on Southern Hemisphere breedings while boarded at Gainesway Farm. In addition, the Syndicate Manager may transfer the Stallion to a Southern Hemisphere breeding farm for Southern Hemisphere breeding purposes upon such terms and conditions as are acceptable to the Syndicate Manager and the Syndicate Members holding more than 80% of the Fractional Interests. Any revenue earned from Southern Hemisphere breeding activities less reimbursement of reasonable Syndicate Expenses attributable thereto and compensation of the Syndicate Manager shall be distributed to the Syndicate Members on a pro rata basis based on their respective number of Fractional Interests owned.

2.10 Veterinary Certificate. Each Syndicate Member using a nomination shall have the mare bred examined by a veterinarian for pregnancy and shall, within a reasonable time following such examination, furnish to the Syndicate Manager a veterinary certificate certifying whether the mare is in foal or barren as a result of such breeding which shall not be later than September 1 of the year bred.

Article III
SYNDICATE MANAGER

3.1 Selection of Syndicate Manager. Gainesway Management Corporation shall act as Syndicate Manager and the Stallion shall stand for breeding purposes and be kept and maintained at Gainesway Farm unless and until removed pursuant to the terms of this Agreement.

3.2 Duties, Rights and Authority of the Syndicate Manager. In addition to any other duties, rights and authority of the Syndicate Manager provided elsewhere in this Agreement, the Syndicate Manager shall have the following duties, rights and authority:

(a) All reasonable authority and discretion with respect to the keep, maintenance, care, management, breeding and supervision of the Stallion, the disbursement of funds which may be necessary to or in furtherance of the objectives of this Agreement, and all accounting, recordkeeping and legal matters pertaining to the Syndicate and to the subject matters of this Agreement, including without limitation (i) the selection and employment of veterinarians to attend the Stallion; (ii) the maintaining of records for the Syndicate, subject to the requirements of this Agreement respecting the same; (iii) the selection and employment of attorneys, accountants and other professionals for services rendered in furtherance of the objectives of the Syndicate; (iv) the establishment of an advertised stud fee; and (v) the creation and implementation of marketing, promotional and advertising programs for the Stallion.

(b) The Syndicate Manager and its agents and employees shall employ the degree of care customarily employed by persons who keep and breed stallions in Kentucky and shall not be liable for the loss of or injury to the Stallion unless it is established by clear and convincing evidence pursuant to a final and non-appealable order by a court of competent jurisdiction that the loss or injury to the Stallion was the direct result of the grossly negligent actions of the Syndicate Manager.

(c) The Syndicate Members specifically grant the Syndicate Manager all reasonable authority to determine, with the advice of a certified veterinarian, to take whatever action the Syndicate Manager, his agents and employees, deem best for the medical care of the Stallion, including, but not limited to, surgical procedures and all other veterinary treatment it elects to authorize. Further, the Syndicate Manager shall have all reasonable authority to determine, with the advice of a veterinarian, whether the Stallion should be destroyed or otherwise rendered incapable for future breeding on account of injury or illness and for humane reasons, and the Syndicate Manager shall not be liable to any Syndicate Member for the good faith exercise of such discretion, unless it is established by clear and convincing evidence pursuant to a final and non-appealable order by a court of competent jurisdiction that the Syndicate Manager was grossly negligent.

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(d) The Syndicate Manager shall have all right and authority, in its sole discretion, to determine when, whether and the terms of and criteria for sales of nominations to the Stallion which are sold by the Syndicate Manager, including without limitation (i) timing of payments, (ii) foal or mare share agreements, (iii) breed back agreements, (iv) multiple nomination purchase discounts and other arrangements as are appropriate and in the interest of promoting the Stallion, (v) contracts for sale of nominations, including late fees and interest, and (vi) any other such similar arrangements involved in the sale of nominations to breeding stallions, and the discretion to negotiate terms for and resolve or otherwise settle disputes related thereto.

(e) The Syndicate Manager shall keep and maintain in force, as a Syndicate Expense, a policy of public liability insurance in a reasonable amount, providing the same can be obtained, insuring the Syndicate Members and Syndicate Manager against loss or liability by reason of the acts or omissions of the Syndicate Manager, its agents, servants, representatives and employees.

(f) The Syndicate Manager shall be entitled to charge the Syndicate Members the prevailing rate at Gainesway Farm for board, keep and maintenance, including advertising, of the Stallion with each Fractional Interest to bear one-fortieth (1/40th) of these expenses.

(g) The Syndicate Manager shall furnish to each Syndicate Member, as soon after the end of each calendar quarter as is reasonably practicable, a statement of the Syndicate Expenses of the Syndicate during that calendar quarter, and each Syndicate Member to whom such statement is furnished shall pay his pro-rata share of the amount thereof to the Syndicate Manager within thirty (30) days after the date of such statement.

(h) As security for the obligations of each Syndicate Member to the Syndicate Manager under this Agreement and for the payment of Syndicate Expenses with respect to each Fractional Interest, the Syndicate Manager shall have and each Syndicate Member does hereby grant to the Syndicate Manager a security interest in and to the Fractional Interests owned by such Syndicate Member along with all nominations, rights to breed mares, rights to insurance proceeds, evidences of ownership, proceeds, products, and progeny attributable thereto. In addition, the Syndicate Manager shall be entitled to and shall have an agister's lien as provided under Kentucky law upon any Fractional Interest as to which any portion of the Syndicate Expenses have not been paid. Each Syndicate Member authorizes Syndicate Manager to take whatever actions as are reasonably appropriate to perfect the security interests granted hereby, including, without limitation, filing financing statements in such jurisdictions as Syndicate Manager deems appropriate.

(i) When requested by a Syndicate Member, the Syndicate Manager shall use reasonable commercial efforts to sell Fractional Interests or nominations. The Syndicate Manager shall have no duty to enforce the terms of sale of a Fractional Interest or nomination by any Syndicate Member.

(j) The Syndicate Manager shall maintain all records required by The Jockey Club relating to the Stallion and shall properly submit to The Jockey Club all required reports as they become due. The Syndicate Manager shall, subject to the provisions of Section 8.4 and Section 9.2(d), issue Stallion Service Certificates as required by The Jockey Club for registration of foals out of mares bred to the Stallion. Each Syndicate Member authorizes and empowers the Syndicate Manager, and irrevocably constitutes and appoints the Syndicate Manager as its agent and attorney-in-fact to execute and deliver and generally to do and file on behalf of such Syndicate Member such items or things as the Syndicate Manager shall deem necessary or appropriate with respect to the Stallion with The Jockey Club.

(k) On or before June 30 and December 31 of each year, the Syndicate Manager shall distribute to the Syndicate Members, any proceeds applicable to the Stallion then received by the Syndicate Manager which are distributable to the Syndicate Members pursuant to the terms and conditions of this Agreement.

(l) In order to make and continue the eligibility of the Stallion’s progeny for the Breeders Cup, the Syndicate Manager shall, on behalf of and as a Syndicate Expense, nominate the Stallion to the Breeders’ Cup.

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(m) Each Syndicate Member hereby irrevocably constitutes and appoints the Syndicate Manager as each Syndicate Member’s agent and attorney-in-fact to cast any and all votes attributable to the Stallion concerning the election of directors to the Breeders' Cup, or concerning any other Breeders' Cup matter submitted to the vote of the owners of stallions nominated to the Breeders' Cup.

(n) The Syndicate Manager may, in connection with the sale of nominations, utilize the services of individuals or entities, including without limitation, bloodstock agents and consultants and may pay customary fees and commissions.

3.3 Compensation of Syndicate Manager. As compensation for its services each breeding season the Stallion stands at Gainesway Farm under its supervision, the Syndicate Manager shall be entitled to eight (8) annual nominations to the Stallion for services rendered during each breeding season (the “Syndicate Manager Nominations”). Each Syndicate Manager Nomination shall be the right to breed one (1) Thoroughbred mare to the Stallion during each breeding season. The Syndicate Manager Nominations shall be non-cumulative from one (1) breeding season to another. The Syndicate Manager Nominations may not be sold, transferred, assigned or otherwise disposed of over the breeding life of the Stallion or for any shorter period of time. Provided, however, that in any one breeding season, the Syndicate Manager may use, sell, exchange or otherwise dispose of all or any Syndicate Manager Nominations to which it may become entitled for services rendered during each breeding season. In the event Gainesway Management Corporation resigns or is removed as Syndicate Manager in accordance with Section 3.4, notwithstanding anything contained in this Agreement to the contrary, the seven (7) Syndicate Manager Nominations available to Gainesway Management Corporation shall automatically be converted to two (2) Breeding Rights, which shall be governed by Section 1.2 of this Agreement and the Normal Book shall be increased accordingly.

3.4 Resignation or Removal of Syndicate Manager. The Syndicate Manager may resign at any time by giving written notice to the Syndicate Members at least sixty (60) days prior to the effective date of such resignation. The Syndicate Manager may be removed only by the affirmative vote of Syndicate Members owning more than 80% of the Fractional Interests at a meeting duly called and noticed for that purpose. If the Syndicate Manager resigns or is removed, all of its duties and obligations under this Agreement shall terminate as of the effective date of the resignation or removal. Upon such resignation or removal, Syndicate Members owning one or more Fractional Interests shall call a meeting to choose a successor Syndicate Manager which shall be elected by the affirmative vote of Syndicate Members owning a majority of the Fractional Interests in the Stallion. The Stallion may be permanently removed from Gainesway Farm only by the affirmative vote of Syndicate Members owning more than 80% of the Fractional Interests at a meeting duly called and noticed for that purpose.

3.5 Registration of Ownership. The Syndicate Manager shall maintain Syndicate records indicating ownership of each Fractional Interest. Upon receipt of written evidence of transfer of ownership of a Fractional Interest and the documentation required by Article VII of this Agreement, the Syndicate Manager shall record on the Syndicate records transfers of ownership determined by the Syndicate Manager, acting in good faith, to have been made in compliance with the terms of this Agreement. The Syndicate Manager may refuse to make any such transfer if the Syndicate Manager has been notified that the Fractional Interest is subject to a security interest unless the Syndicate Manager is also furnished evidence that the transfer does not violate the terms of the security agreement creating such security interest.

Article IV
SYNDICATE MEMBERS

4.1 Syndicate Member Meetings. The Syndicate Manager or the Syndicate Members who own ten (10) or more Fractional Interests may call a meeting of the Syndicate Members. There must be at least ten (10) days written notice to all Syndicate Members and the Syndicate Manager. The notice must state the date, time, place and purpose of the meeting. All such meetings shall be held at or conveniently near Gainesway Farm. Each Syndicate Member shall be entitled to one vote for each Fractional Interest owned. Votes may be cast either in person or by agent or proxy, duly authorized in writing. The presence in person or by proxy of Syndicate Members owning a majority of the Fractional Interests shall constitute a quorum. Except as otherwise provided herein, the vote of a majority of the Syndicate Members present and voting at the meeting, in person or by proxy, shall decide all questions properly submitted, provided a quorum is present. Any action which Syndicate Members are authorized to take at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Syndicate Members holding the requisite number of Fractional Interests required to approve the action at a duly called and noticed meeting, and such consent shall have the same force and effect as a vote of the Syndicate Members. No meeting of the Syndicate Members shall be called sooner than thirty (30) days after a properly called meeting of the Syndicate Members has been held without the written consent of, or a call by, the Members owning ten (10) or more Fractional Interests. This provision does not apply to a properly called meeting which has been recessed to resume at a later specified date within thirty (30) days as determined by Syndicate Members owning a majority of the Fractional Interests represented at that meeting.

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4.2 Rights, Obligations and Duties of Syndicate Members. The specific rights, obligations and duties pertaining to the Syndicate Members and the Fractional Interests of the Syndicate Members shall be as specified in this Agreement, and shall include the following:

(a) Each Syndicate Member shall be entitled to such nominations for each Fractional Interest owned for each breeding season as are described in Section 2.2.

(b) Each Syndicate Member shall be obligated, severally and individually, to pay to the Syndicate Manager, its proportionate share of all reasonable charges, costs, and expenses incurred in connection with the care, maintenance, breeding and handling of the Stallion, as well as all other expenses incident to the operation of the Syndicate, including, but not limited to, Syndicate organizational costs, board, veterinarian, advertising, accounting and attorneys’ fees, insurance and Breeders’ Cup and other breeding incentive programs nomination fees and expenses (collectively, the “Syndicate Expenses”). Each Syndicate Member’s pro rata share of Syndicate Expenses shall be determined by dividing the number of Fractional Interests owned by such Syndicate Member by forty (40).

4.3 Waiver of Partition. The Syndicate Members hereby waive whatever right they may have to demand the partition, or sale for partition, of the Stallion under the laws of the Commonwealth of Kentucky, or any other jurisdiction, and they do hereby agree that the sole and adequate means by which they may divest themselves of their interests in the Stallion shall be by the transfer of Fractional Interests as provided in Article VI of this Agreement.

4.4 Inspection of Records. Any Syndicate Member who is not in default under the terms of this Agreement upon giving reasonable notice to the Syndicate Manager, may inspect the books of account and breeding records of the Syndicate at the Syndicate Manager’s office during regular business hours at such time as to which Syndicate Manager may agree. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, the rights of the Syndicate Members to inspect the books of account and breeding records of the Syndicate are limited solely to the books of account and breeding records of the SEIZE THE GREY Syndicate and the Stallion. No Syndicate Member shall have the right, by reason of being a Syndicate Member, to inspect the books and records of any other syndicate managed by the Syndicate Manager, any other stallion standing at Gainesway Farm or any other records of the Syndicate Manager, Gainesway Thoroughbreds Ltd., Gainesway Farm or any of their affiliates.

4.5 Confidentiality. The Syndicate Members agree to keep and maintain in confidence, except as may be required by law the names and addresses of the Syndicate Members and any and all records distributed to the Syndicate Members by the Syndicate Manager with respect to the Stallion or the Syndicate and not to disclose the same to anyone other than the respective employees, attorneys, financial advisors, bloodstock agents and accountants for the Syndicate Members who agree to maintain such confidentiality. In the event that any person or entity is legally compelled to disclose any such information, such person or entity shall provide the Syndicate Manager (who shall promptly notify each of the Syndicate Members) with prompt written notice thereof so that the Syndicate Manager or any of the Syndicate Members may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, then such person or entity shall furnish only those specific portions of the information that such person or entity is legally compelled to disclose. The Syndicate Manager and the Syndicate Members have the express right to the remedies of specific performance and injunctive relief to enforce this Section.

Article V
INSURANCE

5.1 Public Liability Insurance. Syndicate Manager has acquired a public liability insurance policy, the cost of which shall be considered a Syndicate Expense and each Syndicate Member shall bear its pro rata share of the premium.

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5.2 First Year Policies. Syndicate Manager shall acquire policies of congenital infertility insurance, mortality insurance and infertility as a result of accident sickness and disease insurance on the Stallion for the first breeding season in which the Stallion stands at stud (the “First Year Policies”). Syndicate Members may, at their option, participate in the First Year Policies at their expense, which, if they so elect shall be treated as a Syndicate Expense, provided, each Syndicate Member who elects to participate in the First Year Policies shall be responsible for paying the premium attributable to such Syndicate Member’s portion of the First Year Policies and the premiums shall not be allocated among all Syndicate Members. Each Syndicate Member constitutes and appoints Syndicate Manager as such Syndicate Member’s agent with respect to the First Year Policies with full power of substitution and acknowledges and agrees that Syndicate Manager has full power and authority to: (i) communicate with the insurance company or companies issuing the First Year Policies as agent for and on behalf of such Syndicate Member, (ii) make payment of any premiums on or with respect to the First Year Policies on behalf of such Syndicate Member, (iii) receive and return any premiums that may become due under the First Year Policies, (iv) give all notices to and receive all notices from the insurance company or companies issuing the First Year Policies, and (v) in the event of any claim on any First Year Policy receive any loss payments from such insurance company or companies and distribute such payments to the Syndicate Members in accordance with this Agreement. Except for the First Year Policies, no Syndicate Member may separately insure against the infertility (congenital or as the result of accident, sickness, disease, or stallion permanent total disability) of the Stallion prior to the end of the Stallion’s first breeding season.

5.3 Subsequent Policies. Following the conclusion of the Stallion’s first breeding season, each Syndicate Member may separately obtain such infertility or mortality insurance as such Syndicate Member deems appropriate to the extent of such Syndicate Member’s insurable interest (each, a “Subsequent Policy” and together with the First Year Policies, collectively, the “Insurance Policies”).

5.4 Syndicate Manager Obligations with Respect to Insurance Policies. Certain provisions of the Insurance Policies provide that the insurance carrier shall have the right to exercise sole and absolute discretion concerning the control of the Stallion (including control of the treatment, location, use, retention, and/or disposal of the Stallion) in the event of potential infertility or sickness of, or accident to, the Stallion. The Syndicate Manager shall not be bound by, and shall have no obligation or liability from failing to abide by, any such provisions in such Insurance Policies. The Syndicate Manager, however, may in its sole and absolute discretion, nevertheless allow the insurance carriers to exercise such Insurance Policy provisions relating to control. In the event the Syndicate Manager elects to allow the insurance carrier to exercise such Insurance Policy provisions relating to control, each Syndicate Member, regardless of whether or not such Syndicate Member has elected to participate in the Insurance Policies or has acquired its own Insurance Policy, consents to the exercise of such control by such insurance carrier and agrees to take such actions as are reasonably requested by such insurance carrier with respect thereto. The Syndicate Manager shall have no liability for or obligation with respect to any action taken by any insurance carriers or their representatives with respect to the Insurance Policies.

Article VI
TRANSFERABILITY OF FRACTIONAL INTERESTS,

BREEDING RIGHTS AND NOMINATIONS

6.1 Transferability of Fractional Interests and Breeding Rights. Fractional Interests and Breeding Rights in the Stallion shall be transferred only in accordance with this Agreement. A transferee of any Fractional Interest shall be bound by this Agreement as though it had been executed by the transferee. Any transferee shall execute a joinder or a counterpart signature page of this Agreement whereby such transferee agrees to be bound by the terms of this Agreement in form and substance satisfactory to the Syndicate Manager prior to such transfer being effective.

6.2 Auction Sales or Advertised Listings. Fractional Interests, Breeding Rights or Syndicate Manager Nominations or nominations derived therefrom may not, without the prior written consent of the Syndicate Manager which may be withheld in its sole discretion:

(a) be sold, listed or advertised for sale at public auction or on any agent list or internet site using the terms “inquire,” “for sale” or similar terms; or

(b) be advertised for sale at a price less than the “farm price” utilized by the Syndicate Manager.

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6.3 Right of First Refusal.

(a) The right of first refusal in Section 6.3(b) shall not apply to the first sale of each Fractional Interest owned by Gainesway, or to the sale of the Stallion in its entirety in accordance with Section 10.3.

(b) Any Syndicate Member or Breeding Right holder who receives an offer to purchase any Fractional Interests or Breeding Rights which it is willing to accept shall notify the Syndicate Manager in writing, stating the name of the proposed purchaser and the complete terms of the offer and shall attach to the notice a fully executed copy of a bill of sale, purchase and sale agreement or other written document evidencing a binding contract with the complete terms of the offer. The Syndicate Manager shall immediately, upon receipt of such notice, notify all other Syndicate Members of the name of the proposed purchaser and the terms of the offer. If such offer is an offer to purchase a Breeding Right, such offer shall constitute an offer to the Initial Owners to exercise the first right hereby granted to purchase such Breeding Rights on the same terms in accordance with this Section. If the Initial Owners decline to exercise such first right in accordance with this Section or if such offer is an offer to purchase a Fractional Interest from a Syndicate Member other than an Initial Owner or a Breeding Right from a holder thereof, such notice shall constitute an offer to each Syndicate Member to exercise the right hereby granted to purchase such Fractional Interests or Breeding Rights on the same terms. Provided, in the event any offer to purchase any Fractional Interests or Breeding Rights contains a commission payable to any agent or third party, for purposes of this right of first refusal, any commission required to be paid by a Syndicate Member electing to match the offer shall not exceed five percent (5%) of the purchase price, regardless of whether or not the original offer contained a higher commission. Each selling Syndicate Member and Breeding Right holder shall indemnify, defend and hold harmless any matching Syndicate Member for the payment of any commissions or other fees in excess of five percent (5%) of the purchase price. Provided, further, in the event consideration other than money is to be paid or in the event a Fractional Interest or Breeding Right is offered for sale along with other items, the Syndicate Member or Breeding Right holder desiring to sell shall also specify the monetary fair market value of the Fractional Interest or Breeding Right, subject to the approval of the Syndicate Manager, which shall constitute the amount of the offer for which the Syndicate Members shall have the right to match as provided herein. Any Syndicate Member desiring to accept said offer shall, within seven (7) business days of the sending of such notice by the Syndicate Manager, so notify the Syndicate Manager in writing and shall provide the Syndicate Manager with such funds or evidence of ability to pay the purchase price as may be required by Syndicate Manager in its sole discretion. If more than one eligible Syndicate Member desires to accept the offer, the Syndicate Manager shall determine the Syndicate Member entitled to purchase by lot at a drawing in which each eligible person desiring to accept said offer shall be entitled to a number of lots equal to the number of Fractional Interests it holds.

Within three (3) business days after the date the Syndicate Members are required to elect to exercise or not, the Syndicate Manager shall notify the selling Syndicate Member in writing of the acceptance or rejection of the offer. If such offer is not accepted, the Member or Breeding Right holder desiring to sell may then sell the Fractional Interest(s) or Breeding Right(s) to the person making the offer upon the terms stated, subject, however, to all the terms and conditions of this Agreement. However, if the Fractional Interest or Breeding Right is not sold within thirty (30) days after notice of non-acceptance from the Syndicate Manager, the selling Member or Breeding Right holder must again offer the Fractional Interest or Breeding Right as set out above.

6.4 Other Transfers. Fractional Interests and Breeding Rights may pass by inheritance or will, or by gift to a member of the Syndicate Member’s or Breeding Right holder’s immediate family or descendants without being subject to the right of first refusal but subject to all other terms and conditions of this Agreement, on condition that an affidavit attesting to said facts is signed by the transferor and transferee, or a representative thereof, and is submitted to the Syndicate Manager and approved by it prior to any transfer. Further, a Fractional Interest or Breeding Right may be transferred to or from any firm or entity in which majority interest is owned directly or indirectly by the Syndicate Member or Breeding Right holder or which owns (or collectively own) a majority interest in the Syndicate Member or Breeding Right holder directly or indirectly or which is under common ownership as the Syndicate Member or Breeding Right holder without being subject to the right of first refusal but subject to all other terms and conditions of this Agreement, provided that an affidavit stating ownership of the transferee is signed by the transferor and transferee, or a representative thereof, and is provided to and acceptable to the Syndicate Manager in its sole discretion in advance of any such transfer. No Fractional Interest or Breeding Right created or granted hereby may be sold, transferred, assigned or otherwise disposed of except in accordance with this Article VI.

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6.5 Transferability of Nominations. Nominations may be sold or otherwise transferred, exchanged or assigned only if written notice thereof is given to the Syndicate Manager within twenty (20) days after the date of transfer. Any sale, transfer, exchange or assignment shall be subject to the provisions of this Agreement. No nomination may be sold or otherwise transferred, exchanged or assigned without the written consent of the Syndicate Member if the holder thereof shall owe any installment of principal or interest to the Syndicate Member which is or may become due prior to the commencement of the breeding season to which such nomination pertains.

Article VII
TRANSFER OF OWNERSHIP

7.1 Execution of Syndicate Agreement. Each Syndicate Agreement shall be executed and the original shall be delivered to the Syndicate Member and shall be retained by the Syndicate Member as long as the Syndicate Member owns a Fractional Interest. The Syndicate Manager shall retain a copy for its files.

7.2 Initial Sale. The initial sale by Gainesway of a Fractional Interest shall be effected by a bill of sale between Gainesway and the purchaser executed in duplicate. A copy of this Syndicate Agreement shall be attached thereto and made a part thereof and given to the purchaser. A copy of the Bill of Sale shall be sent to the Syndicate Manager for the Syndicate records.

7.3 Subsequent Transfers. For any subsequent transfers, the selling Syndicate Member and transferee shall execute three Assignment of Fractional Interest Forms for the Stallion pursuant to such procedures as are established by the Syndicate Manager from time to time. The transfer shall not be effective as against the Syndicate Members and the Syndicate Manager until the Syndicate Manager has received executed copies of the Assignment of Fractional Interest Forms to its satisfaction, the provisions of Article VI of this Agreement have been satisfied, the transferee has executed a joinder agreement in form and substance satisfactory to Syndicate Manager agreeing to be bound by the terms of this Agreement and all Syndicate Expenses with respect to the Fractional Interest have been paid in accordance with Section 7.4. The Syndicate Manager shall be provided with a copy of any document or documents setting forth the price, terms and conditions of sale between the selling Syndicate Member and its transferee.

7.4 Payment of Syndicate Expenses. In the event a Fractional Interest is transferred at a time when the transferor has incurred obligations for his/her/its respective share of Syndicate Expenses which are unpaid, the transferee of such Fractional Interest shall assume, and shall be required to pay as a condition of assuming ownership of such Fractional Interest, any outstanding balance of the Syndicate Expenses attributable to such Fractional Interest.

Article VIII
TAX MATTERS

8.1 Non-Partnership Taxation. The owners of Fractional Interests are co-owners of undivided interests in the Stallion. It is neither the purpose nor intention of this Agreement to create, and this Agreement shall not be considered as creating a joint venture, partnership or other relationship whereby any party shall be held liable for the omissions or commissions of any other party. If for federal tax purposes this Agreement or the relationship established hereby and the operations hereunder, are regarded as a partnership as that term is defined in the Internal Revenue Code of 1986, as amended, then the Syndicate Members hereby elect not to be treated as a partnership and to be excluded from the application of all the provisions of Subchapter K, Chapter 1, subtitle A, of the Internal Revenue Code of 1986, as amended. In making this election, all the Members acknowledge that the income derived by each Member by reason of its ownership of a Fractional Interest in the Stallion can be adequately determined without the necessity for any computation of partnership taxable income, and all such Members agree not to give any notices or take any other action inconsistent with the election hereby made.

8.2 Execution of Documents. The Syndicate Manager is hereby authorized and directed to execute such evidence of the foregoing election, or to make such an election if the election herein contained is insufficient for any reason, as may be required by the Secretary of the Treasury of the United States or the Internal Revenue Service. Each Syndicate Member constitutes and appoints the Syndicate Manager as attorney-in-fact for such purpose. Syndicate Manager agrees to execute and delivery any documentation necessary or appropriate to further evidence this election.

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8.3 Individual Income Reporting. Notwithstanding the possible requirement by the U.S. Internal Revenue Service that a partnership informational tax return be filed on behalf of the Syndicate, it is expressly agreed, as a condition to becoming and remaining a Syndicate Member, that depreciation, gain or loss shall be determined as though such undivided interests had been contributed to the Syndicate, pursuant to Section 704(c)(3), and in the event such section be ruled inapplicable, then depreciation, gain or loss shall be allocated in the same manner as if Section 704(c)(3) were applicable. Furthermore, if the Syndicate were to be treated by the Internal Revenue Service as a partnership for federal income tax purposes, it is expressly agreed, as a condition of becoming and remaining a Syndicate Member, that the partnership will file an election, pursuant to Section 754 of the Internal Revenue Code, to adjust the basis of the partnership property in the case of a transfer of a partnership interest, in the manner provided by Section 743 of the Internal Revenue Code.

8.4 Kentucky Sales and Use Taxes. Each Syndicate Member shall pay to the Syndicate Manager the appropriate Kentucky sales and use tax as required by the Kentucky Revised Statutes, with said sum to be paid immediately upon receipt of the stallion service fees. Prior to requesting a Stallion Service Certificate, such Syndicate Member shall pay to the Syndicate Manager the appropriate Kentucky sales and use tax or shall submit to the Syndicate Manager a sworn statement certifying that such Syndicate Member is entitled to an exemption from said tax, which statement shall set forth the basis for such exemption. The Syndicate Manager shall have a lien on the Stallion Service Certificate for the payment of such tax. No Stallion Service Certificate shall be issued by the Syndicate Manager until it has received the payment for such tax or such sworn statement. In the event the Syndicate Manager is required to remit the applicable sales or use tax, the Syndicate Member shall indemnify the Syndicate Manager for any taxes, penalties or interest which it has paid.

Article IX
DEFAULT

9.1 Events of Default. The occurrence and continuance of any of the following events by a Syndicate Member shall constitute an “Event of Default” or “Default” by such Syndicate Member under this Agreement:

(a) Failure of a Syndicate Member to pay when due the statement for Syndicate Expenses as furnished by the Syndicate Manager; or

(b) Failure to observe or perform any other covenant, term or condition contained in this Agreement and such failure shall have continued for a period of ten (10) days or more after written notice has been sent by the Syndicate Manager directing such Member to remedy such Default. If the Default is one that could not be remedied after such Member instituted corrective action within the ten (10)-day period, the Syndicate Manager may, in its sole discretion, agree in writing to an extension of time to cure such Default provided such Member diligently pursues such action until such Default is remedied.

(c) Failure of a Syndicate Member to pay when due any amounts due Syndicate Manager or third parties for Syndicate Expenses or any other obligations due Syndicate Manager whether related to the Stallion, any other stallion or other horses located at Gainesway Farm or any other obligation of Syndicate Member to Syndicate Manager or any of its affiliates.

9.2 Remedies Upon Default. In addition to all remedies afforded the Syndicate Manager at law, or otherwise contained in this Agreement, upon the happening of one or more Events of Default:

(a) The defaulting Syndicate Member shall not be permitted to breed a mare or nominate a mare for breeding on any nomination attributable to its Fractional Interest or sell, exchange or trade any such nomination or otherwise breed, directly or indirectly, a mare to the Stallion until the Event of Default has been fully cured;

(b) No mare shall be bred to the Stallion on a nomination that has been transferred to a third party which is attributable to the defaulting Syndicate Member’s Fractional Interest and the defaulting Syndicate Member shall indemnify and hold harmless all other Syndicate Members and the Syndicate Manager from all claims and expenses (including reasonable attorneys’ fees) which may be made against them by a party denied the right to breed under this subparagraph;

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(c) The defaulting Syndicate Member’s right to sell, exchange or trade any nomination attributable to its Fractional Interest shall be suspended until the default is cured;

(d) The Syndicate Manager may withhold any Stallion Service Certificate attributable to any nomination on the defaulting Syndicate Member’s Fractional Interest until the Event of Default is cured;

(e) The defaulting Syndicate Member’s right to vote on any Syndicate matter with respect to his/her/its Fractional Interest and the right to call a Syndicate Members’ meeting shall be suspended until the Event of Default is cured;

(f) The Syndicate Manager may collect any revenues or funds in the Syndicate account which are allocable to the Defaulting Syndicate Member’s Fractional Interest and shall apply such funds for the following purposes in such order as Syndicate Manager shall in its sole discretion determine: (i) to pay any unpaid Syndicate Expenses attributable to such Defaulting Syndicate Member, (ii) to reimburse the Syndicate Manager for all expenses in enforcing these Default provisions, including attorneys’ fees and other professional fees, and (iii) to partially or totally cure the existing Default hereunder; and

(g) The Syndicate Manager shall have all rights and remedies in and against the Fractional Interests owned by the defaulting Syndicate Member provided under the Uniform Commercial Code of Kentucky and other applicable law, and all rights provided herein, and in all other instruments securing the obligations of the Syndicate Members hereunder, all of which rights and remedies shall to the full extent permitted by law be cumulative. Subject to Section 6.3, the Syndicate Manager shall have the right to sell such Fractional Interests at public or private sale for cash or on credit. The defaulting Syndicate Member will pay, as part of the obligations secured by this Agreement, all reasonable expenses incurred or amounts paid by the Syndicate Manager, and for taxes, levies and insurance on, assembly, care, or maintenance of, or preserving the Fractional Interests, including but not limited to the Syndicate Manager’s attorneys’ fees to the extent permitted by applicable law. The requirement of reasonable notice of the time and place of disposition of Fractional Interests by the Syndicate Manager shall be conclusively met if such notice is sent to the defaulting Syndicate Member’s address on file with Syndicate Manager at least ten (10) days before the time of sale or disposition. The Syndicate Manager may bid upon and purchase any or all of the Fractional Interests at any public sale thereof. The Syndicate Manager may dispose of the Fractional Interests upon such terms and conditions, including a credit sale, as it determines in its sole discretion. The Syndicate Manager shall apply the net proceeds of any such disposition of the Fractional Interests or any part thereof, after deducting all costs incurred in connection therewith, or incidental to the holding or preparing of the Fractional Interests of the sale, including the Syndicate Manager’s fees, to the amounts owed hereunder, and any remaining proceeds shall be paid to the defaulting Syndicate Member or other party entitled thereto.

9.3 Determination of Default. It shall not be the responsibility of the Syndicate Manager to know of any Default in the payment of the purchase price of any Fractional Interest or nomination, and the person against whom the Default is made must notify the Syndicate Manager, in writing, in order for the Syndicate Manager to enforce the provisions of this Section. In the event a dispute arises as to whether a party wishing to breed a mare on a nomination attributable to a Member in Default, the Syndicate Manager may rely on the instructions given it by the person claiming a default and the Syndicate Manager shall not be liable to any party for its refusal to allow a mare to be bred to the Stallion on any nomination even if such refusal shall ultimately be proven erroneous.

Article X
MODIFICATION OR TERMINATION OF AGREEMENT; SALE OF STALLION

10.1 Amendment of Agreement. This Agreement may be amended or modified upon the affirmative vote of Syndicate Members who own more than 80% of the Fractional Interests.

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10.2 Termination of the Agreement. There shall be no termination of this Agreement absent the affirmative vote of the Syndicate Members who own more than 80% of the Fractional Interests.

10.3 Sale of the Stallion. The Stallion in its entirety may be sold upon the affirmative vote of Syndicate Members who own more than 80% of the Fractional Interests. The Syndicate Manager shall circulate among the Syndicate Members or otherwise inform the Syndicate Members of any written offer made to purchase the Stallion which the Syndicate Manager, in the exercise of its reasonable discretion, believes is an offer made by a prospective purchaser who is capable of consummating the purchase pursuant to the terms and conditions of the offer. In the event the Stallion is sold in its entirety or moved to stand at stud at a different location in North America, the Breeding Rights shall be honored by the purchaser or the stallion farm and their respective successors and assigns. In the event the Stallion is sold or moved to stand at stud outside the United States, the Breeding Rights shall terminate and the holder shall not be entitled to any monetary compensation. In the event the Syndicate Members vote to sell the Stallion in its entirety in accordance with this Section, the eight (8) Syndicate Manager Nominations awarded to the Syndicate Manager in accordance with Section 3.3 shall, at the option of the Syndicate Manager: (i) automatically be converted to two (2) Breeding Rights, which shall be governed by Section 1.2 of this Agreement and the Normal Book shall be increased accordingly, or (ii) be terminated in which event Syndicate Manager shall be allocated five percent (5%) of the proceeds from the sale of the Stallion in accordance with this Section.

Article XI
MISCELLANEOUS

11.1Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and/or oral, between such parties. All of the terms of this Agreement shall be binding upon the respective successors, heirs, legal representatives and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties and their respective heirs, successors, legal representatives and assigns.

11.2 Counterparts and Facsimile and Email Signatures. This Agreement and any and all other documents or instruments referred to herein may be executed with counterparts signatures all of which taken together shall constitute an original without the necessity of all parties signing each document. This Agreement may also be executed by signatures to facsimile or email transmittal documents in lieu of original or machine generated or copied documents.

11.3 Jockey Club Certificate. Upon retirement to stud, the Jockey Club Registration Certificate for the Stallion (whether in physical or electronic form, as applicable) shall be endorsed in blank by Gainesway or if applicable by the duly appointed Certificate Manager for the Stallion and shall be delivered in accordance with the instructions of the Syndicate Manager, who shall cause the certificate to be endorsed or otherwise noted thereon that the ownership of the Stallion has been syndicated under this Agreement.

11.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF or other type of document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses on file as the addresses for the Syndicate Members with the Syndicate Manager (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4).

11.5 Jurisdiction and Venue. Jurisdiction and venue for any action brought hereunder shall be in the Fayette Circuit Court, Lexington, Kentucky. All Syndicate Members acknowledge they are doing business in Fayette County, Kentucky and irrevocably agree to be subject to service of process through the Secretary of State of the Commonwealth of Kentucky.

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11.6 Further Actions. Each party hereto agrees that such party will take or cause to be taken such further actions, and will execute, deliver and file, or cause to be executed, delivered and filed, such further documents, instruments and consents, as may be necessary or as may be reasonably requested by any other party in order to effectuate fully the purposes, terms and conditions of this Agreement, whether before, at or after the date hereof.

11.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement as a whole or any other provision therein.

11.8 Headings. The captions used in this Agreement are inserted only for the convenience of the parties, and do not constitute a part of this Agreement.

11.9 Arbitration. If a disagreement exists among the Syndicate Members or between one or more of the Syndicate Members and the Syndicate Manager concerning the Stallion or relating to the relationships, rights, duties, or obligations under this Agreement (a “Dispute”), any one of the disputants may require the other parties to submit the Dispute to arbitration if good faith negotiations among the parties do not resolve the Dispute. Such arbitration shall proceed in accordance with the arbitration rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement pursuant to the following procedures: (a) All proceedings before the arbitrators shall be held in Fayette County, Kentucky or such other more convenient location as the arbitrators may select; (b) The arbitration shall be held before a single arbitrator; (c) The costs and fees of the arbitration, including attorneys’ fees of the parties, shall be allocated by the arbitrator; (d) The award rendered by the arbitrator shall be final and may be entered in accordance with applicable law and in any court having jurisdiction thereof; and (e) The existence and resolution of the arbitration shall be kept confidential by the Syndicate Manager and the Syndicate Members and by the arbitrator, except as required by law or may be necessary in connection with the enforcement of the award.

11.10 Agreement Prepared by Syndicate Manager Counsel. Each Member has read this Agreement and acknowledges that: (a) counsel for the Syndicate Manager prepared this Agreement on behalf of the Syndicate Manager and Gainesway and not on behalf of any other Member; (b) each Member has been advised that a conflict may exist between such Member’s interests, the interests of the other Members, and/or the interests of the Syndicate Manager; (c) this Agreement may have significant legal, financial planning, and/or tax consequences to the Members; (d) such Member has sought, or has had the full opportunity to seek, the advice of independent legal, financial planning, and/or tax counsel of its choosing regarding such consequences; and (e) counsel for the Syndicate Manager has made no representations to the Members regarding such consequences.

11.11 Attorneys’ Fees. In the event of any action or proceeding to declare or enforce the terms of the Agreement, including the documents and instruments referred to herein, the prevailing party or parties shall be entitled to recover his or its reasonable attorneys’ fees and other costs, in addition to any other relief that may be granted.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been signed by the parties thereof on the date and year first above written.

INITIAL OWNERS:	MY RACEHORSE CA LLC, Series Smart Shopping 21, a Nevada Series Limited Liability Company

By: Experiential Squared, Inc., a
Delaware corporation
Its: Manager

By:
	Name:	Michael Behrens
	Title:	Chief Executive Officer

GAINESWAY THOROUGHBREDS LTD.

By:
Name:
Title:

SYNDICATE MANAGER:	GAINESWAY MANAGEMENT CORPORATION

By:
Name:
Title:

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